UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

April 5, 2016 (April 5, 2016)

Date of Report (Date of earliest event reported)

NATIONAL OILWELL VARCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12317	76-0475815
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7909 Parkwood Circle Dr. Houston, Texas	77036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-346-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On April 5, 2016, the Company announced the appointment of James T. Hackett to its Board of Directors, effective April 5, 2016. Mr. Hackett will serve on the Board’s Audit Committee. Mr. Hackett will receive compensation for his services as a director consistent with that provided to the Company’s other non-employee directors, as previously disclosed in the Company’s annual proxy statement. Mr. Hackett, age 62, is a Partner at Riverstone Holdings, LLC, an energy-focused private investment firm, based in New York. Prior to joining Riverstone Holdings, LLC in 2013, Mr. Hackett served as the Chairman of the Board from 2006 to 2013 and the CEO from 2003 to 2012 of Anadarko Petroleum Corporation. Before joining Anadarko, Mr. Hackett served as President and Chief Operating Officer of Devon Energy Corporation, following its merger with Ocean Energy, where he had served as Chairman, President, and Chief Executive Officer. Mr. Hackett has also held senior positions at Seagull, Duke Energy, and Pan Energy. He also held positions in engineering, finance and marketing with NGC Corp., Burlington Resources, and Amoco Oil Corp. Mr. Hackett received a Bachelor of Science degree from the University of Illinois in 1975 and an MBA from Harvard Business School in 1979.

The full text of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit is provided as part of the information furnished under Item 5.02 of this Current Report:

99.1	National Oilwell Varco, Inc. press release dated April 5, 2016 announcing the appointment of James T. Hackett.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2016	NATIONAL OILWELL VARCO, INC.

/s/ Brigitte M. Hunt
Brigitte M. Hunt
Vice President

Index to Exhibits

99.1	National Oilwell Varco, Inc. press release dated April 5, 2016 announcing the appointment of James T. Hackett.